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Friday, July 30, 2004

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti - President & CEO
860-435-9801 or jp@salisburybank.com
                --------------------

FOR IMMEDIATE RELEASE
July 30, 2004

SALISBURY BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Lakeville,  Connecticut,  July 30,  2004/PRNewswire....Salisbury  Bancorp,  Inc.
(AMEX:SAL) the holding company for Salisbury Bank and Trust Company announced today that net income for the second quarter of 2004 was $1,096,037 or $.77 per share. This compares to 2003 second quarter earnings of $1,000,530 or $.71 per share. For the six months ended June 30, 2004, net income totaled $2,167,814 or $1.52 per share as compared to net income of $2,029,560 or $1.43 per share for the same six months period in 2003. This improvement in earnings is primarily the result of an increase in non-interest income, reduction in interest expense along with managements continuing efforts to control operational expenses.

The Company previously announced a second quarter dividend of $.24 per common share that is payable today, July 30, 2004, to shareholders of record as of June 30, 2004. This compares to a $.23 per common share dividend that was paid to shareholders for the second quarter of 2003. Year-to-date dividends total $.48 per common share for the year 2004. This compares to total year-to-date dividends of $.46 per common share a year ago and represents an increase of 4.4%.

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is an independent community bank with assets in excess of $300 million and capital in excess of $27 million, which has served the communities of northwestern
Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon, Connecticut. The Bank offers a full compliment of consumer and business banking products and services as well as trust services.

                                    Quarter Ended             Six Months Ended
                                       June 30                    June 30
                                  2004          2003         2004         2003
                                  ----          ----         ----         ----

Total Interest Income          $3,815,537   $3,954,284   $7,570,053   $8,004,764
Net Interest Income             2,541,983    2,493,580    5,027,547    5,018,205
Provisions for Loan Losses         60,000       37,500      120,000       75,000
Income Before Taxes             1,343,656    1,377,457    2,784,633    2,804,687
Income Tax Expense                247,619      376,927      616,819      775,127
Net Income                     $1,096,037   $1,000,530   $2,167,814   $2,029,560
Earnings Per Share             $      .77   $      .71   $     1.52   $     1.43


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Statements  contained in this news release contain  forward  looking  statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the belief's and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual futures results may different significantly from results discussed in the forward looking statements.


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